CONTACTS:

Investors: Julie Loftus Trudell News Media: Kent Jenkins Jr.
Senior Vice President, Investor Relations Senior Vice President, External Communications
AMERIGROUP Corporation AMERIGROUP Corporation
(757) 321-3597 (757) 769-7859

AMERIGROUP Holds 2008 Annual Meeting of Stockholders

Board Elects James Carlson Chairman of the Board
Increases Stock Repurchase Program

VIRGINIA BEACH, Va. (May 8, 2008) – AMERIGROUP Corporation (NYSE: AGP) announced that at today’s 2008 Annual Meeting of Stockholders, its stockholders re-elected current directors James G. Carlson, Jeffrey B. Child and Richard D. Shirk to three-year terms.

Additionally, at today’s regularly scheduled meeting of the Board of Directors held in conjunction with the Annual Meeting, the Board elected Carlson, currently AMERIGROUP’s President and Chief Executive Officer, as its new Chairman of the Board, succeeding Company founder Jeffrey L. McWaters. McWaters retired from the Board effective today as part of a planned transition announced in July 2007.

“AMERIGROUP started in 1994 with a vision and today has grown into something far more significant — a solution to important public policy needs, an advocate on behalf of individuals in need and a major driver of the local economy,” Carlson said. “I believe that our future is bright, and I am honored to lead AMERIGROUP in this capacity as it enters its next phase.”

Carlson, 55, was named President and Chief Executive Officer in July 2007, after serving for four years as AMERIGROUP’s President and Chief Operating Officer. He brings more than 25 years of experience in the health care industry, having served as Executive Vice President of UnitedHealth Group and President of its UnitedHealthcare business unit, founder of Healthspring, a physician group practice management company, and co-founder of Workscape, a software company.

The Board also expanded and further defined the role of its Lead Independent Director, a position currently held by Mr. Shirk, by adopting a Lead Independent Director Charter and adopting changes to the Company’s Corporate Governance Principles. The Charter and revised Corporate Governance Principles will be made available on the Corporate Governance webpage of the Company’s website, www.amerigroupcorp.com

Stock Repurchase

The Board of Directors also approved a 1 million share increase to the stock repurchase program previously authorized on February 12, 2008. The increase, together with the previously authorized program amounts, provides a total authorization of up to 2 million shares that may be repurchased.

Stock repurchases have been made, and may continue to be made, from time to time in the open market or in privately negotiated transactions, and have been and will continue to be funded from unrestricted cash. As of March 31, 2008, AMERIGROUP had repurchased 100,200 shares of its common stock for approximately $3.6 million.

The Company has adopted and may adopt additional written plans pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934 to affect the repurchase of a portion of shares authorized. The number of shares to be repurchased and the timing of the repurchases will be based on the level of available cash, limitations imposed by the Company’s credit agreement and other factors, including market conditions, the terms of any applicable 10b5-1 plans and self-imposed blackout periods. There can be no assurances as to the exact number or aggregate value of shares repurchased. The repurchase program may be suspended or discontinued at any time or from time to time without prior notice.

About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for the financially vulnerable, seniors and people with disabilities by developing innovative managed health services for the public sector.  Through its subsidiaries, AMERIGROUP Corporation serves approximately 1.7 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New Mexico, New York, Ohio, South Carolina, Tennessee, Texas and Virginia.  For more information, visit www.amerigroupcorp.com.

# # #